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                                                                    Exhibit 23


The Board of Directors
La Quinta Inns, Inc.:


   We consent to incorporation by reference in the registration statements (No. 33-26470, No. 2-97266, No. 2-67606, No. 2-65645, No. 2-55102, and
No. 22-588666) on Form S-8 and (No. 2-65645) on Form S-16 of La Quinta Inns, Inc. of our report dated February 8, 1993, except as to note 7 which is as of February 13, 1993, and except as to note 8, which is as of February 15, 1993, relating to the combined balance sheets of La Quinta Motor Inns Limited Partnership as of December 31, 1992 and 1991, and the related combined statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1992, which report appears in the December 31, 1992 annual report on Form 10-K of La Quinta Motor Inns Limited Partnership.


                                       KPMG PEAT MARWICK LLP


San Antonio, Texas
November 4, 1994